Arcturus Therapeutics Appoints Moncef Slaoui, Ph.D., to Board of Directors

Previously Chief Scientific Advisor for Operation Warp Speed, advised U.S. President's Council of Advisors on Science and Technology, member of Advisory Committee to the Director of the NIH

SAN DIEGO--(BUSINESS WIRE)--June 20, 2024-- Arcturus Therapeutics Holdings Inc. (the “Company”, “Arcturus”, Nasdaq: ARCT), a global messenger RNA medicines company focused on the development of infectious disease vaccines and medicines to treat unmet medical needs within liver and respiratory rare diseases, today announced the appointment of a new independent director, Moncef Slaoui, Ph.D., to the Company's Board of Directors.

"Dr. Moncef Slaoui brings extraordinary strategic expertise in pharmaceutical product innovation, development and commercialization of several therapeutics and vaccines," said Joseph E. Payne, President & Chief Executive Officer of Arcturus. "We warmly welcome Moncef to the Board of Directors and look forward to working with him as we advance our pipeline of next generation mRNA medicines."

"I am delighted to join the Board of Arcturus Therapeutics as we embark on this exciting phase of growth," said Dr. Moncef Slaoui. "I look forward to helping advance the Arcturus pipeline of mRNA vaccines and therapeutics utilizing the next-generation STARR® self-amplifying mRNA and LUNAR® delivery technology platforms."

Dr. Moncef Slaoui was most recently the Chief Scientific Advisor to Operation Warp Speed. Under his leadership the operation enabled the fastest ever development, manufacturing, and approval of multiple COVID-19 vaccines in less than 11 months after the virus genetic sequence was described. Dr. Slaoui has sat on several biotechnology company boards, including Moderna, Inc. and Lonza Group AG, and he chaired the boards of Galvani, and Vaxcyte, a vaccine development platform company.

Dr. Slaoui spent nearly 30 years at GlaxoSmithKline (GSK) holding leadership positions including as member of the Board of Directors of GSK PLC; Chairman of Pharmaceutical R&D; Chairman Global R&D, Vaccines & Oncology; and Chairman, Global Vaccines. As Chairman of Pharmaceutical R&D, Dr. Slaoui led a restructuring to improve focus on innovation and productivity. As Chairman of Global Vaccines, Dr. Slaoui was directly involved in GSK's vaccine pipeline, leading to the creation of 14 new vaccines, including Shingrix®, to prevent shingles; Cervarix®, to prevent cervical cancer; Mosquirix, to prevent malaria; Rotarix®, to prevent rotavirus gastroenteritis; and Synflorix, to prevent pneumococcal disease.

In 2016, Dr. Slaoui was recognized as one of Fortune's 50 Greatest World Leaders for his work in under-researched diseases common in the developing world, served on the Advisory Committee to the Director of the NIH from 2011 to 2016, and has advised the U.S. President's Council of Advisors on Science and Technology.

Dr. Slaoui holds a Ph.D. in Molecular Biology and Immunology from the Université Libre de Bruxelles, completed postdoctoral studies at Harvard Medical School and Tufts University School of Medicine, and was a Professor of Immunology at the University of Mons, Belgium. He received an accelerated Master of Business Administration from IMD, Switzerland in 1998.

About Arcturus Therapeutics

Founded in 2013 and based in San Diego, California, Arcturus Therapeutics Holdings Inc. (Nasdaq: ARCT) is a global mRNA medicines and vaccines company with enabling technologies: (i) LUNAR® lipid-mediated delivery, (ii) STARR® mRNA Technology (sa-mRNA) and (iii) mRNA drug substance along with drug product manufacturing expertise. Arcturus developed the first self-amplifying messenger RNA (sa-mRNA) COVID vaccine (Kostaive®) in the world to be approved. Arcturus has an ongoing global collaboration for innovative mRNA vaccines with CSL Seqirus, and a joint venture in Japan, ARCALIS, focused on the manufacture of mRNA vaccines and therapeutics. Arcturus’ pipeline includes RNA therapeutic candidates to potentially treat ornithine transcarbamylase deficiency and cystic fibrosis, along with its partnered mRNA vaccine programs for SARS-CoV-2 (COVID-19) and influenza. Arcturus’ versatile RNA therapeutics platforms can be applied toward multiple types of nucleic acid medicines including messenger RNA, small interfering RNA, circular RNA, antisense RNA, self-amplifying RNA, DNA, and gene editing therapeutics. Arcturus’ technologies are covered by its extensive patent portfolio (over 400 patents and patent applications in the U.S., Europe, Japan, China, and other countries). For more information, visit www.ArcturusRx.com. In addition, please connect with us on Twitter and LinkedIn.

Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact included in this press release, are forward-looking statements, including those regarding strategy, future operations, the likelihood of success and continued advancement of the Company’s pipeline and partnered programs (including the COVID-19 and flu programs partnered with CSL Seqirus), and the impact of general business and economic conditions. Arcturus may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in any forward-looking statements such as the foregoing and you should not place undue reliance on such forward-looking statements. These statements are only current predictions or expectations, and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements, including those discussed under the heading "Risk Factors" in Arcturus’ most recent Annual Report on Form 10-K, and in subsequent filings with, or submissions to, the SEC, which are available on the SEC’s website at www.sec.gov. Except as otherwise required by law, Arcturus disclaims any intention or obligation to update or revise any forward-looking statements, which speak only as of the date they were made, whether as a result of new information, future events or circumstances or otherwise.

Trademark Acknowledgements

The Arcturus logo and other trademarks of Arcturus appearing in this announcement, including LUNAR® and STARR®, are the property of Arcturus. All other trademarks, services marks, and trade names in this announcement are the property of their respective owners.

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